Exhibit 10.31
SUMMARY OF 2011 EXECUTIVE COMPENSATION
     The Company’s 2011 executive compensation, as approved by the Compensation Committee of the Board of Directors and the full Board of Directors, is substantially consistent with 2010 executive compensation and consists of cash bonuses and equity incentives. With the guidance of a compensation consultant, executive compensation was derived from third-party compensation survey data for comparable companies and executive positions and is based upon performance targets and payments tied to a percentage of base pay. The key elements of executive compensation are as follows:
Bonus Incentive Compensation:
     Annual cash incentive bonuses are intended to compensate for the achievement of Company strategic, operational and financial goals and/or individual performance objectives. Amounts payable are discretionary and typically calculated as a percentage of the applicable executive’s base salary, with higher ranked executives typically being compensated at a higher percentage of base salary. Individual objectives are tied to the particular area of expertise of the employee and their performance in attaining those objectives relative to external forces, internal resources utilized and overall individual effort. The Compensation Committee works with the Chief Executive Officer to develop and approve the performance goals for each executive and the Company as a whole. The goals established by the Compensation Committee and the Board of Directors are based on the Company’s historical operating results and growth rates, as well as expected future results, and are designed to require significant effort and operational success on the part of the executives and the Company. These bonus awards are in two levels based on the Company achieving certain specified operating metrics, including revenue and operating profit. The applicable bonus payable will be paid following the completion of 2011.
     The following table sets forth the 2011 salary and bonus, assuming achievement of 100% of the target based on the foregoing criteria, for each of the Company’s named executive officers (as defined in Item 402(a)(3) of Regulation S-K):

	2011	Cash Bonus
	Base	(Assuming Achievement
Name of Executive Officer	Salary	of 100% of Target)
Michael K. Simon	$350,000	$350,000
James F. Kelliher	$260,000	$140,000
Kevin K. Harrison	$215,000	$175,000
Marton B. Anka	$250,000	$125,000
Michael J. Donahue	$225,000	$56,250
Equity Incentive Compensation:
     The Company’s equity award program is the primary vehicle for offering long-term incentives to its executives. In determining these awards, the Compensation Committee considers a number of factors, including the Company’s overall performance, the applicable executive’s overall performance and contribution to the Company’s overall performance, the size of awards granted to other executives and senior employees, the size of the available option pool and the recommendations of management. The following option grants to executives were granted under the Company’s 2009 Stock Incentive Plan and have an exercise price of $40.07 per share, the closing price of the Company’s common stock on February 17, 2011. The stock option grants to each executive officer vest in four equal installments over a four-year period commencing on the first anniversary of the date of grant:

2011 Stock
Name	Option Grants
Michael K. Simon	100,000
James F. Kelliher	60,000
Kevin K. Harrison	—
Marton B. Anka	25,000
Michael J. Donahue	12,500